UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☐	Soliciting Material under § 240.14a-12

WOLVERINE WORLD WIDE, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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WOLVERINE WORLD WIDE INC.
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MARCH 26, 2021
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2021
This supplement (the “Supplement”) amends and supplements the Notice of Annual Meeting of Shareholders and Proxy Statement of Wolverine World Wide, Inc. (the “Company”), dated March 26, 2021 (the “Proxy Statement”), provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on May 6, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 2, 2021.
This Supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Proposal 4 – Approval of the Amended and Restated Stock Incentive Plan of 2016” (“Proposal 4”). Shareholder approval is required for Proposal 4 under the listing rules of the New York Stock Exchange (“NYSE”), which also provide that Proposal 4 must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal plus abstentions. Therefore, an abstention will have the same effect as a vote “AGAINST” Proposal 4.
Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.

2021 PROXY STATEMENT	A-3